Exhibit 99.1

Merit Medical Announces Chief Operating Officer Transition

Ronald A. Frost to Retire After More than 30 Years of Service

Neil Peterson, a 27-Year Company Veteran, Appointed COO

SOUTH JORDAN, Utah, April 21, 2022 (GLOBE NEWSWIRE) -- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading global manufacturer and marketer of healthcare technology, announced today that Chief Operating Officer (COO) Ronald A. Frost has decided to retire for personal reasons. Neil Peterson, Vice President, Operations, has been appointed as COO, effective immediately. During his 27 years at Merit, Mr. Peterson has held multiple positions of increasing responsibility within the company, including the past five years as Vice President, Operations. In that position, Mr. Peterson was responsible for oversight of all operations at Merit’s headquarters facilities in South Jordan, Utah.

"For more than 30 years, Ron has been an integral part of the growth and development of our company,” said Fred P. Lampropoulos, Merit’s President and Chief Executive Officer. "We thank Ron for his many contributions during his three plus decades of service to the company and wish him the best in his retirement." “Ron will assist in the transfer of responsibilities to Neil as needed.”

"Given his lengthy service to Merit, including responsibilities in the company’s engineering and operations groups, Neil is well qualified to assume responsibility for our global operations," continued Lampropoulos. "We are proud to have a deep bench of talent and thank Neil for stepping into the COO role."

ABOUT MERIT MEDICAL
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture, and distribution of proprietary disposable medical devices used in interventional, diagnostic, and therapeutic procedures, particularly in cardiology, radiology, oncology, critical care, and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force and clinical support team totaling in excess of 500 individuals. Merit employs approximately 6,300 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Rockland, Massachusetts; Aliso Viejo, California; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; Joinville, Brazil; Ontario, Canada; Melbourne, Australia; Tokyo, Japan; Reading, United Kingdom; Johannesburg, South Africa; and Singapore.

TRADEMARKS
Unless noted otherwise, trademarks and registered trademarks used in this release are the property of Merit Medical Systems, Inc. and its subsidiaries in the United States and other jurisdictions.

CONTACTS

PR/Media Inquiries
Sarah Comstock

Merit Medical
+1-801-432-2864 | sarah.comstock@merit.com

INVESTOR INQUIRIES
Mike Piccinino, CFA, IRC
Westwicke - ICR
+1-443-213-0509 | mike.piccinino@westwicke.com